Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-261024, 333-239270, 333-205627 and 333-201337) and Form S-3 (Nos. 333-269060, 333-250844, 333-248466, 333-235500 and 333-217088) of Ideal Power Inc. of our report dated March 30, 2023 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

March 30, 2023

San Jose, California